Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2010 relating to the consolidated financial statements and financial statement schedule of Hyatt Hotels Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), appearing in the Annual Report on Form 10-K of Hyatt Hotels Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 9, 2010